As filed with the Securities and Exchange Commission on June 8, 2009

 Registration No. 333-156245

UNITED STATES SECURITIES AND EXCHANGE

COMMISSION

Washington, D.C. 20549

Amendment No. 1

To

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HERITAGE COMMERCE CORP

(Exact name of registrants as specified in its charter)

California	77-0469558
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

150 Almaden Boulevard
San Jose, California  95113
(408) 947-6900

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

LAWRENCE D. McGOVERN

Executive Vice President and Chief Financial Officer

Heritage Commerce Corp

150 Almaden Boulevard
San Jose, California  95113
(408) 497-6900

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With copies to:

MARK A. BONENFANT, ESQ.

Buchalter Nemer
1000 Wilshire Boulevard
Fifteenth Floor
Los Angeles, California  90094
(213) 891-0700

Approximate date of commencement of the proposed sale of the securities to the public:  From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting Company ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to section 8(a), may determine.

PROSPECTUS

HERITAGE COMMERCE CORP

FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES A
WARRANT TO PURCHASE 462,963 SHARES OF COMMON STOCK
462,963 SHARES OF COMMON STOCK

This prospectus relates to the potential resale from time to time by selling securityholders of some or all of the shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, or the series A preferred stock, a warrant to purchase 462,963 shares of common stock, or the warrant, and any shares of common stock issuable from time to time upon exercise of the warrant.  In this prospectus, we refer to the shares of series A preferred stock, the warrant and the shares of common stock issuable upon exercise of the warrant, collectively, as the securities.  The series A preferred stock and the warrant were originally issued by us pursuant to the Letter Agreement dated November 21, 2008, and the related Securities Purchase Agreement — Standard Terms, between us and the United States Department of the Treasury, which we refer to as the initial selling securityholder, in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act.

The initial selling securityholder and its successors, including transferees, which we collectively refer to as the selling securityholders, may offer the securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, at prices related to prevailing market prices or at negotiated prices.  If these securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agents’ commissions.

We will not receive any proceeds from the sale of securities by the selling securityholders.

The series A preferred stock is not listed on an exchange, and, unless requested by the initial selling securityholder, we do not intend to list the series A preferred stock on any exchange.

Our common stock is traded on the NASDAQ Global Select Market under the symbol “HTBK.” On June     , 2009, the last reported sale price of our common stock as reported on the NASDAQ Global Select Market was $[         ] per share.  You are urged to obtain current quotations of the common stock.

Investing in our common stock involves a high degree of risk. See “RISK FACTORS” beginning on page 7 to read about factors you should consider before you make your investment decision.

The securities being offered are not savings accounts, deposits or obligations of any bank and are not insured by any insurance fund of the Federal Deposit Insurance Corporation or any other governmental organization.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved any of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June    , 2009.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, the selling securityholders may, from time to time, offer and sell, in one or more offerings, the securities described in this prospectus.

We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling securityholders. The prospectus supplement may add, update or change information in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement. See “Where You Can Find Additional Information” for more information.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in compliance with this Act, we file periodic reports and other information with the SEC. Our commission file number is 000-23877. These reports and the other information we file with the SEC can be read and copied at the public reference room facilities maintained by the SEC in Washington, DC at 100 F Street, N.E., Washington, DC 20549. The SEC’s telephone number to obtain information on the operation of the public reference room is (800) SEC-0330. These reports and other information are also filed by us electronically with the SEC and are available at the SEC’s website, www.sec.gov.

We maintain a website at www.heritagecommercecorp.com. The information contained in our website is not part of this prospectus and you should not rely on it in deciding whether to invest in our securities.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus some of the information we file with them. This means that we can disclose important business, financial and other information in our SEC filings by referring you to the filed documents containing this information. All information incorporated by reference is part of this prospectus, unless that information is updated and superseded by the information contained in this prospectus or by any information filed subsequently that is incorporated by reference. Any information that we subsequently file with the SEC that is incorporated by reference will automatically supersede any prior information that is part of this prospectus. We incorporate by reference the documents listed below, as well as any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this registration statement and prior to the effectiveness of the registration statement and after the date of this prospectus and prior to the time that all of the securities offered by this prospectus are sold:

•                  Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed March 16, 2009;

•                  Quarterly Report on Form 10-Q for the three months ended March 31, 2009, filed May 11, 2009;

•                  Current Reports on Form 8-K filed January 2, 2009, January 29, 2009, February 27, 2009, March 18, 2009, March 27, 2009, April 10, 2009, April 16, 2009, May 1, 2009, May 5, 2009, and June 2, 2009; and

•                  The description of our common stock contained in our Registration Statement on Form 8-A, dated March 5, 1998, which registers our common stock under Section 12 of the Securities Exchange Act of 1934, together with any amendments or report filed with the Commission for the purpose of updating the description.

In no event, however, will any of the information that we “furnish” to the SEC in any Current Report on Form 8-K or any definitive proxy statement from time to time be incorporated by reference into, or otherwise included in, this prospectus.

This prospectus is part of a registration statement on Form S-3 we have filed with the SEC relating to our securities registered under this prospectus. As permitted by SEC rules, this prospectus does not contain all of the information contained in the registration statement and accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and schedules for more information about us and our securities. The registration statement, exhibits and schedules are also available at the SEC’s public reference rooms or at the SEC’s website, www.sec.gov.

You may obtain a copy of these filings at no cost by writing to us at Heritage Commerce Corp, 150 Almaden Boulevard, San Jose, California 95113, Attention: Corporate Secretary or by telephone request to our Corporate Secretary at (408) 947-6900.  In order to obtain timely delivery, you must request the information no later than five business days prior to the date you decide to invest in our securities offered by this prospectus and the applicable prospectus supplement.

FORWARD-LOOKING STATEMENTS

This prospectus, any applicable supplement and the documents incorporated by reference into this prospectus may constitute certain forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  In addition, the Company and its management may make other written or oral communications from time to time that contain certain forward-looking statements.  Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations, are generally identifiable by the use of words such as “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project”, “assume,” “plan,” “predict,” “forecast” or similar expressions or variations. These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, potential future performance, potential future credit experience, perceived opportunities in the market, and statements regarding the Company’s mission and vision.

Forward-looking statements are subject to various risks and uncertainties, which change over time, are based on management’s expectations and assumptions at the time the statements are made, and are not guarantees of future results. Management’s expectations and assumptions, and the continued validity of the forward-looking statements, are subject to change due to a broad range of factors affecting the California, national and global economies, the equity, debt, currency and other financial markets, as well as factors specific to the Company.

All of the Company’s operations and most of its customers are located in California.  In addition, acts and threats of terrorism or the impact of military conflicts have increased the uncertainty related to the national and California economic outlook and could have an effect on the future operations of the Company or its customers, including borrowers.

Actual outcomes and results may differ materially from what is expressed in our forward-looking statements and from our historical financial results due to the factors discussed elsewhere in this prospectus or disclosed in our other SEC filings. Forward-looking statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to the time this prospectus is filed with the SEC. The Company undertakes no obligation to revise the forward-looking statements contained in this prospectus to reflect events after the time it is filed with the SEC. The factors discussed herein are not intended to be a complete summary of all risks and uncertainties that may affect our businesses. Though we strive to monitor and mitigate risk, we cannot anticipate all potential economic, operational and financial developments that may adversely impact our operations and our financial results.

Forward-looking statements should not be viewed as predictions, and should not be the primary basis upon which investors evaluate the Company. Any investor in the Company should consider all risks and uncertainties disclosed in our SEC filings under the heading “Incorporation By Reference,” all of which are accessible on the SEC’s website at http://www.sec.gov.

PROSPECTUS SUMMARY

The following summary provides an overview of selected information and does not contain all of the information that you should consider before investing in the securities offered by this prospectus. Therefore, you should also read the more detailed information set out in this prospectus, including the risk factors and the consolidated financial statements and related notes included in or incorporated by reference into this prospectus. In this prospectus, unless the context requires otherwise or unless as otherwise expressly stated, references to “we,” “our,” “us,” and “the Company,” are collectively to Heritage Commerce Corp and Heritage Bank of Commerce.

Heritage Commerce Corp

Heritage Commerce Corp is registered with the Board of Governors of the Federal Reserve System as a Bank Holding Company under the Bank Holding Company Act. The Company was organized in 1997 to be the holding company for Heritage Bank of Commerce.  Subsequent to 1997, Heritage Commerce Corp became the holding company for Heritage Bank East Bay, Heritage Bank South Valley, and Bank of Los Altos which were later merged into Heritage Bank of Commerce on January 1, 2003.

The Company’s only other direct subsidiaries are Heritage Capital Trust I (formed 2000),  Heritage Statutory Trust I (formed 2000), Heritage Statutory Trust II (formed 2001) and Heritage Statutory Trust III (formed 2002), or collectively referred to as “subsidiary trusts” in this prospectus.  The subsidiary trusts were formed solely to facilitate the issuance of capital trust pass-through securities to enhance regulatory capital and liquidity.  The subsidiary trusts are not reflected on a consolidated basis in the financial statements of the Company.

The Heritage Commerce Corp’s principal source of income is dividends from Heritage Bank of Commerce.  The expenditures of Heritage Commerce Corp, including (but not limited to) the payment of dividends to shareholders, if and when declared by the board of directors, the cost of servicing debt, legal fees, audit fees, and shareholder costs will generally be paid from dividends paid to the Heritage Commerce Corp by Heritage Bank of Commerce.

Heritage Bank of Commerce

Heritage Bank of Commerce is a California state-chartered bank headquartered in San Jose, California. It was incorporated in November 1993 and opened for business in June 1994.  Heritage Bank of Commerce is a multi-community independent bank that offers a full range of banking services to small to medium sized businesses and their owners, managers and employees residing in Santa Clara, Alameda, and Contra Costa counties in California.  We operate ten full service branch offices throughout this geographic footprint.

Private Placement

Pursuant to the U.S. Treasury Capital Purchase Program authorized by Troubled Asset Recovery Program (“TARP”) provisions of the Emergency Economic Stabilization Act of 2008 (“EESA”), on November 21, 2008, the Company entered into a Letter Agreement (“Letter Agreement”) and related Securities Purchase Agreement—Standard Terms with the United States Department of the Treasury (“U.S. Treasury”), pursuant to which the Company issued and sold (i) 40,000 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, or the series A preferred stock, and (ii) a warrant to purchase 462,963 shares of the Company’s common stock, no par value, for an aggregate purchase price of $40,000,000 in cash.

The series A preferred stock qualifies as Tier 1 capital and pays cumulative dividends at a rate of 5% per annum for the first five years, and 9% per annum thereafter.  The warrant has a 10-year term and is immediately exercisable upon its issuance, with an exercise price, subject to antidilution adjustments, equal to $12.96 per share of the common stock.

The Company has agreed that, until such time as the U.S. Treasury ceases to own any debt or equity securities of the Company acquired pursuant to the Letter Agreement, the Company will take all necessary action to ensure that its benefit plans with respect to its senior executive officers comply with Section 111(b) of the EESA as implemented by any guidance or regulation under the EESA that has been issued and is in effect as of the date of issuance of the series A preferred Stock and the warrant, and has agreed to not adopt any benefit plans with respect to, or which covers, its senior executive officers that do not comply with the EESA, and the applicable executives have consented to the foregoing.

The American Recovery and Reinvestment Act of 2009 (“ARRA”) become effective February 17, 2009.  ARRA amends Section 111 of EESA to delete old Section 111 in its entirety and to add new Section 111 executive compensation requirements for Capital Purchase Program participants.  ARRA also includes provisions directing the Secretary of the U.S. Treasury and the SEC to impose additional limits on compensation of executives of companies that participate in the Capital Purchase Program as long as the U.S. Treasury owns preferred stock of such companies under the Capital Purchase Program.

ARRA directs the U.S. Treasury to implement standards for companies to comply with these expanded restrictions.  Until then, the Company is complying with certain of these provisions to the extent it believes reasonably appropriate, such as refraining from paying any cash incentive payments to any of its top five most highly-compensated executives.  As of the date of this Prospectus, the U.S. Treasury has not yet established definitive standards required under ARRA or otherwise issued guidance regarding compliance with ARRA for several of the other expanded requirements.  Therefore, the Company cannot determine at this time the extent of any effect these regulations will have on the Company’s compensation policies, programs or practices.  The Company’s compensation committee and management are carefully monitoring regulatory developments with respect to ARRA and will comply with any rules or guidance issued by the U.S. Treasury, the SEC or other applicable governmental authority.

The Offering

The selling securityholders identified later in this prospectus may offer their securities from time to time through one or more underwriters, brokers or dealers on the NASDAQ Global Select Market at market prices prevailing at the time of sale, in one or more negotiated transactions acceptable to such securityholders or in private transactions. See “Plan of Distribution” for more information.

Use of Proceeds

We will not receive any proceeds from the sale of the securities offered by this prospectus.

RISK FACTORS

An investment in our securities involves significant risks. You should carefully consider the risks and uncertainties and the risk factors set forth in the documents and reports filed with the SEC that are incorporated by reference into this prospectus, as well as any risks described in any applicable prospectus supplement, before you make an investment decision regarding the securities. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

USE OF PROCEEDS

We will not receive any proceeds from any sale of the securities by the selling securityholders.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratio of earnings to fixed charges for the periods indicated are shown below.

	Three Months Ended March 31,		Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
Ratio of earnings to fixed charges:
Excluding interest on deposits	(7.62)	2.85	1.07	7.04	8.11	6.63	4.15
Including interest on deposits	(0.77)	1.34	1.01	1.80	2.14	2.30	2.11

For purposes of calculating the ratios of earnings to fixed charges, earnings consist of income before income taxes and fixed charges.  Fixed charges consist of interest on notes payable to subsidiary grantor trusts, repurchase agreements and other borrowings, and the proportion deemed representative of the interest factor within rent expense.  These ratios are presented both including and excluding interest on deposits.

The earnings coverage deficiency for the three months ended March 31, 2009 was $9,007,000, both excluding and including interest on deposits.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Our consolidated ratio of earnings to fixed charges and preferred stock dividends for the periods indicated are shown below.

	Three Months Ended March 31,		Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
Ratio of earnings to fixed charges and preferred stock dividends:
Excluding interest on deposits	(4.83)	2.85	1.07	7.04	8.11	6.63	4.15
Including interest on deposits	(0.62)	1.34	1.01	1.80	2.14	2.30	2.11

For purposes of calculating the ratios of earnings to fixed charges and preferred stock dividends, earnings consist of income before income taxes and fixed charges.  Fixed charges consist of interest expense on notes payable to subsidiary grantor trusts, repurchase agreements and other borrowings, the proportion deemed representative of the interest factor within rent expense, and preferred stock dividends.  These ratios are presented both including and excluding interest on deposits.

The earnings coverage deficiency for the three months ended March 31, 2009 was $9,007,000, both excluding and including interest on deposits.

DESCRIPTION OF SERIES A PREFERRED STOCK

The following is a brief description of the terms of the series A preferred stock that may be resold by the selling securityholders.  This summary does not purport to be complete in all respects.  This description is subject to and qualified in its entirety by reference to our restated articles of incorporation, as amended, including the related certificate of determination with respect to the series A preferred stock, copies of which have been filed with the SEC and are also available upon request from us.

General

Under our restated articles of incorporation, we have authority to issue up to 10,000,000 shares of preferred stock, no par value per share.  Of such number of shares of preferred stock, 40,000 shares have been designated as series A preferred stock, all of which shares of series A preferred stock were issued to the initial selling securityholder in a transaction exempt from the registration requirements of the Securities Act.  The issued and outstanding shares of series A preferred stock are validly issued, fully paid and nonassessable.

Dividends Payable On Shares of Series A Preferred Stock

Holders of shares of series A preferred stock are entitled to receive if, as and when declared by our board of directors or a duly authorized committee of the board, out of assets legally available for payment, cumulative cash dividends at a rate per annum of 5% per share on a liquidation preference of $1,000 per share of series A preferred stock with respect to each dividend period from November 21, 2008 to, but excluding, February 15, 2013.  From and after February 15, 2013, holders of shares of series A preferred stock are entitled to receive cumulative cash dividends at a rate per annum of 9% per share on a liquidation preference of $1,000 per share of series A preferred stock with respect to each dividend period thereafter.

Dividends are payable quarterly in arrears on each February 15, May 15, August 15 and November 15, each a dividend payment date, starting with February 15, 2009.  If any dividend payment date is not a business day, then the next business day will be the applicable dividend payment date, and no additional dividends will accrue as a result of the applicable postponement of the dividend payment date.  Dividends payable during any dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months.  Dividends payable with respect to the series A preferred stock are payable to holders of record of shares of series A preferred stock on the date that is 15 calendar days immediately preceding the applicable dividend payment date or such other record date as the board of directors or any duly authorized committee of the board determines, so long as such record date is not more than 60 nor less than 10 days prior to the applicable dividend payment date.

If we determine not to pay any dividend or a full dividend with respect to the series A preferred stock, we are required to provide written notice to the holders of shares of series A preferred stock prior to the applicable dividend payment date.

We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums.  The Board of Governors of the Federal Reserve System, or the Federal Reserve Board, is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, such as us, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof.  In addition, we are subject to California state laws relating to the payment of dividends.

Priority of Dividends

With respect to the payment of dividends and the amounts to be paid upon liquidation, the series A preferred stock will rank:

•                  senior to our common stock and all other equity securities designated as ranking junior to the series A preferred stock; and

•                  at least equally with all other equity securities designated as ranking on a parity with the series A preferred stock, or parity stock, with respect to the payment of dividends and distribution of assets upon any liquidation, dissolution or winding-up of the Company.

So long as any shares of series A preferred stock remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full, no dividend whatsoever shall be paid or declared on the Company’s common stock or other junior stock, other than a dividend payable solely in common stock.  We and our subsidiaries also may not purchase, redeem or otherwise acquire for consideration any shares of our common stock or other junior stock unless we have paid in full all accrued dividends on the series A preferred stock for all prior dividend periods, other than:

•                  purchases, redemptions or other acquisitions of our common stock or other junior stock in connection with the administration of our employee benefit plans in the ordinary course of business pursuant to a publicly announced repurchase plan up to the increase in diluted shares outstanding resulting from the grant, vesting or exercise of equity-based compensation;

•                  purchases or other acquisitions by broker-dealer subsidiaries of the Company solely for the purpose of market making, stabilization or customer facilitation transactions in junior stock or parity stock in the ordinary course of its business;

•                  purchases or other acquisitions by broker-dealer subsidiaries of the Company for resale pursuant to an offering by the Company of our stock that is underwritten by the related broker-dealer subsidiary;

•                  any dividends or distributions of rights or junior stock in connection with any shareholders’ rights plan or repurchases of rights pursuant to any shareholders’ rights plan;

•                  acquisition of record ownership of junior stock or parity stock for the beneficial ownership of any other person who is not the Company or a subsidiary of the Company, including as trustee or custodian; and

•                  the exchange or conversion of junior stock for or into other junior stock or of parity stock but only to the extent that such acquisition is required pursuant to binding contractual agreements entered into before November 21, 2008 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock.

If we repurchase shares of series A preferred stock from a holder other than the initial selling securityholder, we must offer to repurchase a ratable portion of the series A preferred stock then held by the initial selling securityholder.

On any dividend payment date for which full dividends are not paid, or declared and funds set aside therefor, on the series A preferred stock and any other parity stock, all dividends paid or declared for payment on that dividend payment date (or, with respect to parity stock with a different dividend payment date, on the applicable dividend date therefor falling within the dividend period and related to the dividend payment date for the series A preferred stock), with respect to the series A preferred stock and any other parity stock shall be declared ratably among the holders of any such shares who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the dividend period.

Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by our board of directors (or a duly authorized committee of the board) may be declared and paid on our common stock and any other stock ranking equally with or junior to the series A preferred stock from time to time out of any funds legally available for such payment, and the series A preferred stock shall not be entitled to participate in any such dividend.

Redemption

Except as described below in connection with ARRA, the series A preferred stock may not be redeemed prior to February 15, 2012 unless we have received aggregate gross proceeds from one or more qualified equity offerings (as described below) equal to $10 million, which equals 25% of the aggregate liquidation amount of the series A preferred stock on the date of issuance.  In such a case, we may redeem the series A preferred stock, subject to the approval of Federal Reserve Board, in whole or in part, upon notice as described below, up to a maximum amount equal to the aggregate net cash proceeds received by us from such qualified equity offerings.  A “qualified equity offering” is a sale and issuance for cash by us, to persons other than the Company after November 21, 2008, of shares of perpetual preferred stock, common stock or a combination thereof, that in each case qualify as tier 1 capital of the Company at the time of issuance under the applicable risk-based capital guidelines of the Federal Reserve Board.  Qualified equity offerings do not include issuances made in connection with acquisitions, issuances of trust preferred securities and issuances of common stock and/or perpetual preferred stock made pursuant to agreements or arrangements entered into, or pursuant to financing plans that were publicly announced, on or prior to October 13, 2008.

After February 15, 2012, the series A preferred stock may be redeemed at any time, subject to the approval of the Federal Reserve Board, in whole or in part, subject to notice as described below.

Notwithstanding the foregoing, under the provisions of ARRA, and subject to regulations to be promulgated by the U.S. Treasury, after consultation with the Federal Reserve Board the Company may redeem the series A preferred stock from the U.S. Treasury at any time from any source of funds and without being subject to any waiting period.

In any redemption, the redemption price is an amount equal to the per share liquidation amount plus accrued and unpaid dividends to but excluding the date of redemption.

The series A preferred stock will not be subject to any mandatory redemption, sinking fund or similar provisions.  Holders of shares of series A preferred stock have no right to require the redemption or repurchase of the series A preferred stock.

If fewer than all of the outstanding shares of series A preferred stock are to be redeemed, the shares to be redeemed will be selected either pro rata from the holders of record of shares of series A preferred stock in proportion to the number of shares held by those holders or in such other manner as our board of directors or a committee thereof may determine to be fair and equitable.

We will mail notice of any redemption of series A preferred stock by first class mail, postage prepaid, addressed to the holders of record of the shares of series A preferred stock to be redeemed at their respective last addresses appearing on our books.  This mailing will be at least 30 days and not more than 60 days before the date fixed for redemption.  Any notice mailed or otherwise given as described in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives the notice, and failure duly to give the notice by mail or otherwise, or any defect in the notice or in the mailing or provision of the notice, to any holder of series A preferred stock designated for redemption will not affect the redemption of any other series A preferred stock.  Each notice of redemption will set forth the applicable redemption date, the redemption price, the place where shares of series A preferred stock are to be redeemed, and the number of shares of series A preferred stock to be redeemed (and, if less than all shares of series A preferred stock held by the applicable holder, the number of shares to be redeemed from the holder).

Shares of series A preferred stock that are redeemed, repurchased or otherwise acquired by us will revert to authorized but unissued shares of our preferred stock.

Liquidation Rights

In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of series A preferred stock will be entitled to receive an amount per share, referred to as the total liquidation amount, equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment.  Holders of the series A preferred stock will be entitled to receive the total liquidation amount out of our assets that are available for distribution to shareholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our common stock or any other shares ranking, as to that distribution, junior to the series A preferred stock.

If our assets are not sufficient to pay the total liquidation amount in full to all holders of series A preferred stock and all holders of any shares of outstanding parity stock, the amounts paid to the holders of series A preferred stock and other shares of parity stock will be paid pro rata in accordance with the respective total liquidation amount for those holders.  If the total liquidation amount per share of series A preferred stock has been paid in full to all holders of series A preferred stock and other shares of parity stock, the holders of our common stock or any other shares ranking, as to such distribution, junior to the series A preferred stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.

For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution or winding-up of our affairs.

Voting Rights

Except as indicated below or otherwise required by law, the holders of series A preferred stock will not have any voting rights.

Election of Two Directors upon Non-Payment of Dividends.   If the dividends on the series A preferred stock have not been paid for an aggregate of six quarterly dividend periods or more (whether or not consecutive), the authorized number of directors then constituting our board of directors will be increased by two.  Holders of series A preferred stock, together with the holders of any outstanding parity stock with like voting rights, referred to as voting parity stock, voting as a single class, will be entitled to elect the two additional members of our board of directors, referred to as the preferred stock directors, at the next annual meeting (or at a special meeting called for the purpose of electing the preferred stock directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods have been paid in full.  The election of any preferred stock director is subject to the qualification that the election would not cause us to violate the corporate governance requirement of the NASDAQ Stock Market (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors.

Upon the termination of the right of the holders of series A preferred stock and voting parity stock to vote for preferred stock directors, as described above, the preferred stock directors will immediately cease to be qualified as directors, their term of office shall terminate immediately and the number of authorized directors of the Company will be reduced by the number of preferred stock directors that the holders of series A preferred stock and voting parity stock had been entitled to elect.  The holders of a majority of shares of series A preferred stock and voting parity stock, voting as a class, may remove any preferred stock director, with or without cause, and the holders of a majority of the shares series A preferred stock and voting parity stock, voting as a class, may fill any vacancy created by the removal of a preferred stock director.  If the office of a preferred stock director becomes vacant for any other reason, the remaining preferred stock director may choose a successor to fill such vacancy for the remainder of the unexpired term.

Other Voting Rights.   So long as any shares of series A preferred stock are outstanding, in addition to any other vote or consent of shareholders required by law or by our articles of incorporation, the vote or consent of the holders of at least 66 2/3% of the shares of series A preferred stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

•                  any amendment or alteration of our articles of incorporation to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock ranking senior to the series A preferred stock with respect to payment of dividends and/or distribution of assets on any liquidation, dissolution or winding up of the Company;

•                  any amendment, alteration or repeal of any provision of the certificate of determination for the series A preferred stock so as to adversely affect the rights, preferences, privileges or voting powers of the series A preferred stock; or

•                  any consummation of a binding share exchange or reclassification involving the series A preferred stock or of a merger or consolidation of the Company with another entity, unless the shares of series A preferred stock remain outstanding following any such transaction or, if the Company is not the surviving entity, are converted into or exchanged for preference securities and such remaining outstanding shares of series A preferred stock or preference securities have rights, references, privileges and voting powers that are not materially less favorable than the rights, preferences, privileges or voting powers of the series A preferred stock, taken as a whole.

To the extent of the voting rights of the series A preferred stock, each holder of series A preferred stock will have one vote for each share of series A preferred stock.

The foregoing voting provisions will not apply if, at or prior to the time when the vote or consent would otherwise be required, all outstanding shares of series A preferred stock have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of series A preferred stock to effect the redemption.

DESCRIPTION OF WARRANT TO PURCHASE COMMON STOCK

The following is a brief description of the terms of the warrant that may be resold by the selling securityholders.  This summary does not purport to be complete in all respects.  This description is subject to and qualified in its entirety by reference to the warrant, a copy of which has been filed with the SEC and is also available upon request from us.

Shares of Common Stock Subject to the Warrant

The warrant is initially exercisable for 462,963 shares of our common stock.  If we complete one or more qualified equity offerings on or prior to December 31, 2009 that result in our receipt of aggregate gross proceeds of not less than $40 million, which is equal to 100% of the aggregate liquidation preference of the series A preferred stock, the number of shares of common stock underlying the warrant then held by the selling securityholders will be reduced by 50% to 231,482 shares.  The number of shares subject to the warrant are subject to the further adjustments described below under the heading “—Adjustments to the Warrant.”

Exercise of the Warrant

The initial exercise price applicable to the warrant is $12.96 per share of common stock for which the warrant may be exercised.  The warrant may be exercised at any time on or before November 21, 2018 by surrender of the warrant and a completed notice of exercise attached as an annex to the warrant and the payment of the exercise price for the shares of common stock for which the warrant is being exercised.  The exercise price may be paid either by the withholding by the Company of such number of shares of common stock issuable upon exercise of the warrant equal to the value of the aggregate exercise price of the warrant determined by reference to the market price of our common stock on the trading day on which the warrant is exercised or, if agreed to by us and the warrantholder, by the payment of cash equal to the aggregate exercise price.  The exercise price applicable to the warrant is subject to the further adjustments described below under the heading “—Adjustments to the Warrant.”

Upon exercise of the warrant, certificates for the shares of common stock issuable upon exercise will be issued to the warrantholder.  We will not issue fractional shares upon any exercise of the warrant.  Instead, the warrantholder will be entitled to a cash payment equal to the market price of our common stock on the last day preceding the exercise of the warrant (less the pro-rated exercise price of the warrant) for any fractional shares that would have otherwise been issuable upon exercise of the warrant.  We will at all times reserve the aggregate number of shares of our common stock for which the warrant may be exercised.  The shares of common stock issuable upon exercise of the warrant are listed with the NASDAQ Stock Market.

Rights as a Shareholder

The warrantholder shall have no rights or privileges of the holders of our common stock, including any voting rights, until (and then only to the extent) the warrant has been exercised.

Transferability

The initial selling securityholder may not transfer a portion of the warrant with respect to more than 231,482 shares of common stock until the earlier of the date on which the Company has received aggregate gross proceeds from a qualified equity offering of at least $40 million and December 31, 2009.  The warrant, and all rights under the warrant, are otherwise transferable.

Adjustments to the Warrant

Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations.  The number of shares for which the warrant may be exercised and the exercise price applicable to the warrant will be proportionately adjusted in the event we pay dividends or make distributions of our common stock, subdivide, combine or reclassify outstanding shares of our common stock.

Anti-dilution Adjustment.   Until the earlier of November 21, 2011 and the date the initial selling securityholder no longer holds the warrant (and other than in certain permitted transactions described below), if we issue any shares of common stock (or securities convertible or exercisable into common stock) for less than 90% of the market price of the common stock on the last trading day prior to pricing such shares, then the number of shares of common stock into which the warrant is exercisable and the exercise price will be adjusted.  Permitted transactions include issuances:

•                  as consideration for or to fund the acquisition of businesses and/or related assets;

•                  in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by our board of directors;

•                  in connection with public or broadly marketed offerings and sales of common stock or convertible securities for cash conducted by us or our affiliates pursuant to registration under the Securities Act, or Rule 144A thereunder on a basis consistent with capital-raising transactions by comparable financial institutions (but do not include other private transactions); and

•                  in connection with the exercise of preemptive rights on terms existing as of November 21, 2008.

Other Distributions.   If we declare any dividends or distributions other than our historical, ordinary cash dividends, the exercise price of the warrant will be adjusted to reflect such distribution.

Certain Repurchases.   If we effect a pro rata repurchase of common stock both the number of shares issuable upon exercise of the warrant and the exercise price will be adjusted.

Business Combinations.   In the event of a merger, consolidation or similar transaction involving the Company and requiring shareholder approval, the warrantholder’s right to receive shares of our common stock upon exercise of the warrant shall be converted into the right to exercise the warrant for the consideration that would have been payable to the warrantholder with respect to the shares of common stock for which the warrant may be exercised, as if the warrant had been exercised prior to such merger, consolidation or similar transaction.

DESCRIPTION OF HERITAGE COMMERCE CORP COMMON STOCK

The authorized capital stock of the Company consists of 30,000,000 shares of common stock, no par value and 10,000,000 shares of preferred stock, no par value.  As of March 31, 2009, there were 11,820,509 shares of common stock outstanding and 40,000 shares of the series A preferred stock outstanding.

The holders of common stock are entitled to receive, subject to the applicable provisions of the California Corporations Code, such dividends as may be declared from time to time by the board of directors.

In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company, and settlement of claims of creditors and the preferences of series A preferred stock, and any other class or series of preferred stock outstanding at the time of liquidation, the holders of the common stock shall be entitled to receive pro rata all the remaining assets of the Company.

Our series A preferred stock has, and any other series of preferred stock upon issuance will have, preference over our common stock with respect to the payment of dividends and the distribution of assets in the event of our liquidation or dissolution. Our preferred stock also has such other preferences as, or as may be, fixed by our board of directors.

Each share of common stock is entitled to one vote at any meeting of shareholders, except in the election of directors.  California law provides that shareholders have cumulative voting rights in the election of directors, but only if at least one shareholder gives notice at the meeting of shareholders of his or her intention to cumulate his or her votes.  Once such notice is given, every shareholder has the right to vote the number of shares owned for as many persons as there are directors to be elected, or to cumulate such votes and give one candidate as many votes as the number of directors multiplied by the number of shares owned equals, or to distribute such votes on the same principle among as many candidates as the shareholder deems appropriate.

The Company’s common stock does not have preemptive rights; therefore, future shares of common stock may be offered to the investing public or to shareholders in the discretion of the board of directors.

SELLING SECURITYHOLDERS

On November 21, 2008, we issued the securities covered by this prospectus to the United States Department of Treasury, which is the initial selling securityholder under this prospectus, in a transaction exempt from the registration requirements of the Securities Act.  The initial selling securityholder, or its successors, including transferees, may from time to time offer and sell, pursuant to this prospectus or a supplement to this prospectus, any or all of the securities they own.  The securities to be offered under this prospectus for the account of the selling securityholders are:

•                  40,000 shares of series A preferred stock, representing beneficial ownership of 100% of the shares of series A preferred stock outstanding on the date of this prospectus;

•                  a warrant to purchase 462,963 shares of our common stock, representing beneficial ownership of approximately 3.9% of our common stock as of March 31, 2009; and

•                  462,963 shares of our common stock issuable upon exercise of the warrant, which shares, if issued, would represent ownership of approximately 3.9% of our common stock as of March 31, 2009.

For purposes of this prospectus, we have assumed that, after completion of the offering, none of the securities covered by this prospectus will be held by the selling securityholders.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities.  To our knowledge, the initial selling securityholder has sole voting and investment power with respect to the securities.

We do not know when or in what amounts the selling securityholders may offer the securities for sale.  The selling securityholders might not sell any or all of the securities offered by this prospectus.  Because the selling securityholders may offer all or some of the securities pursuant to this offering, and because currently no sale of any of the securities is subject to any agreements, arrangements or understandings, we cannot estimate the number of the securities that will be held by the selling securityholders after completion of the offering.

Other than with respect to the acquisition of the securities, the initial selling securityholder has not had a material relationship with us.

Information about the selling securityholders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.

PLAN OF DISTRIBUTION

The selling securityholders and their successors, including their transferees, may sell the securities directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the securities. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•                  on any national securities exchange or quotation service on which the preferred stock or the common stock may be listed or quoted at the time of sale, including, as of the date of this prospectus, the NASDAQ Stock Market in the case of the common stock;

•                  in the over-the-counter market;

•                  in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

•                  through the writing of options, whether the options are listed on an options exchange or otherwise.

In addition, any securities that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

In connection with the sale of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock issuable upon exercise of the warrant in the course of hedging the positions they assume. The selling securityholders may also sell short the common stock issuable upon exercise of the warrant and deliver common stock to close out short positions, or loan or pledge the series A preferred stock or the common stock issuable upon exercise of the warrant to broker-dealers that in turn may sell these securities.

The aggregate proceeds to the selling securityholders from the sale of the securities will be the purchase price of the securities less discounts and commissions, if any.

In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Selling securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, or the Exchange Act.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities pursuant to this prospectus and to the activities of the selling securityholders. In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will set forth the number and type of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

We do not intend to apply for listing of the series A preferred stock on any securities exchange or for inclusion of the series A preferred stock in any automated quotation system unless requested by the initial selling securityholder. No assurance can be given as to the liquidity of the trading market, if any, for the series A preferred stock.

We have agreed to indemnify the selling securityholders against certain liabilities, including certain liabilities under the Securities Act. We have also agreed, among other things, to bear substantially all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the securities covered by this prospectus.

EXPERTS

The consolidated financial statements of Heritage Commerce Corp appearing in Heritage Commerce Corp’s Annual Report on Form 10-K for the year ended December 31, 2008 and the effectiveness of Heritage Commerce Corp’s internal control over financial reporting as of December 31, 2008 have been audited by Crowe Horwath LLP, an independent registered public accounting firm, as set forth in its report thereon, included therein, and incorporated herein by reference upon the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the series A preferred stock, the warrant and common stock offered by this prospectus have been passed upon by Buchalter Nemer, a professional corporation, Los Angeles, California.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

The following are the expenses to be incurred by the registrant in connection with the issuance and registration of the securities being registered. All amounts set forth below, except the Securities and Exchange Commission registration fee, are estimated.

SEC registration fee	$1,808
Accounting fees	14,000
Legal fees	25,000
Miscellaneous expenses	3,000
Total expenses	$43,808

Item 15.    Indemnification of Directors and Officers.

The California General Corporation Law (the “CGCL”) provides a detailed statutory framework covering limitation of liability of directors in certain instances and indemnification of any officer or other agent of a corporation who is made or threatened to be made a party to any legal proceeding by reason of his or her services on behalf of such corporation.

With respect to limitation of liability, the CGCL permits a California corporation to adopt a provision in its articles of incorporation reducing or eliminating the liability of a director to the corporation or its shareholders for monetary damages for breach of the fiduciary duty of care, provided that such liability does not arise from certain proscribed conduct (including intentional misconduct and breach of duty of loyalty). The CGCL in this regard relates only to actions brought by shareholders on behalf of the corporation (i.e., “derivative actions”) and does not apply to claims brought by outside parties.

With respect to indemnification, the CGCL provides that to the extent any officer, director or other agent of a corporation is successful “on the merits” in defense of any legal proceeding to which such person is a party or is threatened to be made a party by reason of his or her service on behalf of such corporation or in defense of any claim, issue, or matter therein, such agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith, but does not require indemnification in any other circumstance. The CGCL also provides that a corporation may indemnify any agent of the corporation, including officers and directors, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in a third party proceeding against such person by reason of his or her services on behalf of the corporation, provided the person acted in good faith and in a manner he or she reasonably believed to be in the best interests of such corporation. The CGCL further provides that in derivative suits a corporation may indemnify such a person against expenses incurred in such a proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and its shareholders. Indemnification is not available in derivative actions (i) for amounts paid or expenses incurred in connection with a matter that is settled or otherwise disposed of without court approval or (ii) with respect to matters for which the agent shall have been adjudged to be liable to the corporation unless the court shall determine that such person is entitled to indemnification.

The CGCL permits the advancing of expenses incurred in defending any proceeding against a corporate agent by reason of his or her service on behalf of the corporation upon the giving of a promise to repay any such sums in the event it is later determined that such person is not entitled to be indemnified. Finally, the CGCL provides that the indemnification provided by the statute is not exclusive of other rights to which those seeking indemnification may be entitled, by bylaw, agreement or otherwise, to the extent additional rights are authorized in a corporation’s articles of incorporation. The law further permits a corporation to procure insurance on behalf of its directors, officers and agents against any liability incurred by any such individual, even if a corporation would not otherwise have the power under applicable law to indemnify the director, officer or agent for such expenses.

The articles of incorporation and bylaws of Heritage Commerce Corp implement the applicable statutory framework by limiting the personal liability of directors for monetary damages for a breach of a director’ fiduciary duty of care and making indemnification mandatory in those situations where it is merely permissible under the CGCL.

Heritage Commerce Corp has policies of directors’ and officers’ liability insurance which insure directors and officers against the cost of defense, settlement, or payment of a judgment under certain circumstances.

Item 16.    Exhibits.

(a)                                  The exhibits filed as a part of this registration statement are listed below:

Exhibit Number	Description
4.1	Heritage Commerce Corp Restated Articles of Incorporation, as amended (incorporated by reference from the Registrant’s Annual Report on Form 10-K filed March 16, 2009)
4.2	Bylaws (incorporated by reference from the Registrant’s Annual Report on Form 10-K filed March 16, 2009)
4.3	Certificate of Determination for Fixed Rate Cumulative Perpetual Preferred Stock, Series A (incorporated by reference from Registrant’s Current Report on Form 8-K filed November 26, 2008)
4.4

Letter Agreement, dated as of November 21, 2008, between Registrant and the United States Department of the Treasury (incorporated by reference from Registrant’s Current Report on Form 8-K filed on November 26, 2008)

4.5

Warrant, dated November 21, 2008, to purchase shares of Common Stock of the Registrant (incorporated by reference to Registrant’s Current Report on Form 8-K filed on November 26, 2008 and incorporated herein by reference)

5.1	Opinion of Buchalter Nemer, a professional corporation*
12.1	Calculation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Fixed Charges and Preferred Stock Dividends
23.1	Consent of Buchalter Nemer, a professional corporation (included in Exhibit 5.1 to this Registration Statement)*
23.2	Consent of Crowe Horwath LLP
24.1	Power of Attorney*

* Previously filed on December 17, 2008

Item 17.    Undertakings.

(a)                                  The undersigned registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(b)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act of 1934 that is incorporated by reference in the registration statement) shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on June 8, 2009.

HERITAGE COMMERCE CORP

By:	/s/ WALTER T. KACZMAREK
WALTER T. KACZMAREK
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to registration statement has been signed by the following persons in the capacities indicated on June 8, 2009.

Signature	Title

FRANK G. BISCEGLIA*	Director
FRANK G. BISCEGLIA

JAMES R. BLAIR*	Director
JAMES R. BLAIR

JACK W. CONNER*	Director and Chairman of the Board
JACK W. CONNER

/s/ CELESTE V. FORD	Director
CELESTE V. FORD

JOHN J. HOUNSLOW*	Director
JOHN J. HOUNSLOW

/s/ WALTER T. KACZMAREK	Director and Chief Executive Officer
WALTER T. KACZMAREK	(Principle Executive Officer)

MARK E. LEFANOWICZ*	Director
MARK E. LEFANOWICZ

/s/ LAWRENCE D. MCGOVERN	Executive Vice President and Chief Financial Officer
LAWRENCE D. MCGOVERN	(Principal Financial and Accounting Officer)

ROBERT T. MOLES*	Director
ROBERT T. MOLES

HUMPHREY P. POLANEN*	Director
HUMPHREY P. POLANEN

Signature	Title

CHARLES J. TOENISKOETTER*	Director
CHARLES J. TOENISKOETTER

RANSON W. WEBSTER*	Director
RANSON W. WEBSTER

* By:	/s/ Lawrence D. McGovern
Lawrence D. McGovern Attorney-in-fact

Exhibit Index

Exhibit Number	Description
4.1	Heritage Commerce Corp Restated Articles of Incorporation, as amended (incorporated by reference from the Registrant’s Annual Report on Form 10-K filed March 16, 2009)
4.2	Bylaws (incorporated by reference from the Registrant’s Annual Report on Form 10-K filed March 16, 2009)
4.3	Certificate of Determination for Fixed Rate Cumulative Perpetual Preferred Stock, Series A (incorporated by reference from Registrant’s Current Report on Form 8-K filed November 26, 2008)
4.4

Letter Agreement, dated as of November 21, 2008, between Registrant and the United States Department of the Treasury (incorporated by reference from Registrant’s Current Report on Form 8-K filed on November 26, 2008)

4.5

Warrant, dated November 21, 2008, to purchase shares of Common Stock of the Registrant (incorporated by reference to Registrant’s Current Report on Form 8-K filed on November 26, 2008 and incorporated herein by reference)

5.1	Opinion of Buchalter Nemer, a professional corporation*
12.1	Calculation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Fixed Charges and Preferred Stock Dividends
23.1	Consent of Buchalter Nemer, a professional corporation (included in Exhibit 5.1 to this Registration Statement)*

23.2	Consent of Crowe Horwath LLP

24.1	Power of Attorney*

* Previously filed on December 17, 2008